Exhibit 10.2 - Collaboration Agreement

                             COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT is made and entered as of July, 2004 by and between:

(1) ACTIVEPOINT LTD., a company incorporated under the laws of the State of Israel, Co. no. 51-255867-7, having its registered offices at 20 Giborei Israel Street, Poleg Industrial Zone, Netanya South 42504, Israel ("ACTIVEPOINT"); and

(2) WWAP, a company incorporated under the laws of the State of Delaware, having its registered office at, 20 Giborei Israel Street, Poleg Industrial Zone, Netanya South 42504, Israel ("WWAP").

WHEREAS: ActivePoint is engaged in the business related to the development, design, manufacture, sale and/or service of the certain proprietary products; and,

WHEREAS: WWAP is engaged in the marketing and distributing of technology products and is further engaged in the funding of research and development of technology and products related thereto; and,

WHEREAS: WWAP desires to license from ActivePoint, consistent with obligations and undertakings imposed on ActivePoint by local laws and regulations under research and development programs of the State of Israel, an exclusive and perpetual right to use ActivePoint's products and to fund the research and development efforts managed by ActivePoint and obtain ownership of new technology and/or products as developed by ActivePoint.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1.    INTERPRETATION

      1.1 Capitalized terms shall have, in this Agreement, the meanings as detailed alongside them as follows:

            "AFFILIATE" or "AFFILIATE" means with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate" the term "control" and any derivatives thereof mean the possession, directly or indirectly, of more than 50% of the voting rights or the rights to appoint directors, whether through ownership of voting securities, by contract or otherwise.

            "BUSINESS DAY" means any day, other than a Friday, Saturday, Sunday or a legal holiday in Israel or the U.S.

            "CONFIDENTIAL INFORMATION" means technical information, future plans, projected and historical sales, marketing, costs, production, growth and distribution, any customer lists, customer information, information relating to governmental relations and any other information, whether in human readable form or otherwise, that concerns or relates to any aspect of the business of the Disclosing Party (as defined hereunder) or for any reason is treated by the Disclosing Party as confidential.


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Exhibit 10.2 - Collaboration Agreement

            "INTELLECTUAL PROPERTY" means all intangible legal rights, titles and interest, attached to and/or embodied in: (i) any and all patents (whether utility or design patens), patent applications (whether pending or not), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, designs, trade styles, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all applications registrations and renewals in connection therewith; (iii) all copyrightable works, copyrights (including DROIT MORAL) whether registered or not, and all applications and renewals in connection therewith; (iv) all mask works, and all applications, registrations and renewals in connection therewith; (v) all trade secrets and Confidential Information; and (vi) all other proprietary rights, industrial rights, commercial rights and any other similar rights, in each case on a world wide basis, and all copies and tangible embodiments thereof (in whatever form or medium).

            "LICENSED INTELLECTUAL PROPERTY" means Intellectual Property owned by ActivePoint on the Effective Date, as detailed in EXHIBIT A hereto.

            "LICENSED PRODUCTS" means products (including components thereof) embodying or covered by the Licensed Intellectual Property, listed in EXHIBIT A hereto.

            "NEW INTELLECTUAL PROPERTY" means Intellectual Property which is embodied in or covering the New Technology.

            "PERSON" means an individual, partnership, corporation, limited liability company, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

            "PRODUCTS" means the Licensed Products as well as Products developed according to the provisions of this Agreement and Products sold by WWAP based on the Licensed Intellectual Property and the New Intellectual Property.

            "SECURITY INTEREST" means and includes any interest or equity of any Person (including any right to acquire, option, or right ofpre-emption) or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property.

      1.2 Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa.

      1.3 The preamble to this Agreement and its Schedules are incorporated herein by reference and made a part hereof.

      1.4 The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

2.    LICENSE

      2.1 Subject to the obligations imposed on ActivePoint by local laws and regulations under research and development programs of the State of Israel, ActivePoint hereby grants to


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Exhibit 10.2 - Collaboration Agreement

            WWAP an exclusive, perpetual and transferable right and license to use or exploit in any part of the world and in any manner that WWAP deems desirable, the Licensed Intellectual Property and the Licensed Products ("LICENSE"), including but not limited to:

            2.1.1 To use the Licensed Intellectual Property and Licensed
                  Products;

            2.1.2 To develop, make, have made, assemble or have assembled the
                  Licensed Products or any other Products and further to sell, license, use, lease or otherwise dispose of and, if applicable, service such Licensed Products and other Products; and

            2.1.3 To incorporate the software components of the Licensed
                  Products ("LICENSED SOFTWARE"), including the right to copy and modify the Licensed Software and to make or have made derivative works of the Licensed Software.

      2.2 ActivePoint will not license or otherwise grant any right in or to the Licensed Intellectual Property and the Licenses Products, unless WWAP provides prior written approval to such, at its sole discretion.

      2.3 The rights and License granted hereunder to WWAP shall be construed as broadly as possible, without any reservations, limitations, exclusions or waivers whatsoever.

3.    ROYALTIES AND PAYMENT TERMS

      3.1 In consideration for the License, WWAP will pay to ActivePoint a royalty of 65% out of all Proceeds (as defined hereunder) received by WWAP from all Licensed Products sold, licensed, leased or otherwise disposed of, and of all services performed with respect to the Licensed Products ("ROYALTY"). Upon expiration of a period of eighteen (18) months after the Effective Date, the parties shall in good faith reconsider and revaluate the Royalty percentage rate, and shall conduct good faith negotiations in order to adjust the Royalty percentage rate, if so agreed.

      3.2 Licensed Products shall be considered to have been "sold" upon receipt by WWAP of the full consideration for the sale of the Licensed Products. Licensed Products shall be considered as having been "otherwise disposed of" upon receipt by WWAP of the full consideration from any: (1) lease or loan to third parties; (2) barter or exchange with third parties for goods or services; (3) sold after having been incorporated into assemblies or other equipment, or (4) otherwise transferred to third parties.

      3.3 "Proceeds" means WWAP's total income from the sale of license of the Licensed Products or for services utilizing the Licensed Intellectual Property that are rendered in relation to the Licensed Products.

            Where Licensed Products are "otherwise disposed of", Proceeds shall be deemed to be the price at which similar products have been or would be freely sold in the open market to a non-affiliated or non-associated company in the ordinary course of business, taking into account the time and quantity of products sold.

      3.4   WWAP will make written reports on a quarterly basis within thirty
            (30) days after each successive January 1st, April 1st, July 1st and October 1st occurring after the Effective Date. Each report shall state the quantity, description and aggregate Proceeds of the


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Exhibit 10.2 - Collaboration Agreement

            Licensed Products and services sold during the reporting period and shall include a computation of the amount due to ActivePoint under the provisions of Section 3.1 above.

      3.5 Royalties payable under Section 3.1 above shall be paid by WWAP concurrently with each Report, by wire transfer to a bank account specified by ActivePoint, out of amount actually received and collected by WWAP. The Royalties shall be calculated and converted into U.S. dollars at the official selling exchange rate in effect on the date of issuance of the report.

      3.6 If Royalty payments due from WWAP are delayed beyond the due date thereof for any reason, WWAP shall pay to ActivePoint interest on such delayed payment for the period from such due date until the date payment is actually made to ActivePoint at a rate of LIBOR + 5% per annum.

      3.7 WWAP may deduct income withholding taxes imposed by relevant governmental authorities on payments made hereunder. WWAP will provide ActivePoint with copies of all relevant receipts for such taxes it deducts, ensuring that the amounts actually received by ActivePoint plus said tax receipts equal the total amounts payable to ActivePoint.

      3.8 WWAP further agrees to permit its applicable records to be examined from time to time by an auditor appointed by ActivePoint and acceptable to WWAP, to verify the accuracy of the reports provided by WWAP to ActivePoint and the amounts due and payable hereunder. Such examination shall be at the expense of ActivePoint, except that WWAP shall reimburse ActivePoint for such expense if the examination reveals that the amounts paid to ActivePoint are less than 90% of what is due and owing to ActivePoint. WWAP undertakes to keep such Reports for six (6) years from issuance and to keep other related records in sufficient detail to substantiate all royalties payable hereunder.

4.    NEW TECHNOLOGY

      4.1 Subject to the provisions included herein, ActivePoint shall design, develop and implement new technology as may be requested from time to time by WWAP ("NEW TECHNOLOGY"). No New Technology shall be created and/or implemented by ActivePoint other than pursuant to this Agreement.

      4.2 WWAP shall provide ActivePoint from time to time with service orders per each New Technology requested pursuant to this Agreement, including the initial idea and functional requirements for each such task, an estimated budget for such a task, a description of the work requested from ActivePoint, an estimated timetable for completion of such task and any other details that are required with regard thereto.

      4.3 All New Technology shall be developed in accordance with specifications as shall be agreed to by the parties hereto and shall be delivered to WWAP within the time frame determined by the parties by mutual agreement. Changes to the agreed specifications or in connection with any other aspect of the developmental work hereunder, shall be made by mutual agreement. Such agreement shall be reached by way of good faith negotiations between the parties.


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Exhibit 10.2 - Collaboration Agreement

      4.4 In consideration for ActivePoint's performance hereunder, WWAP will make payment to ActivePoint based on full reimbursement to ActivePoint of all costs and expenses incurred by ActivePoint in order to provide the aforesaid services + 10%.

      4.5 ActivePoint undertakes to maintain proper records in respect of its performance hereunder, sufficient to support any charges to WWAP for any work performed under this Agreement and to make such records available to WWAP during normal business hours.

      4.6 ActivePoint shall promptly and fully disclose to WWAP any New Technology together with all pertinent facts relating thereto as may be known and accessible to ActivePoint. Additionally, ActivePoint shall document the development of New Technology, including periodic and contemporaneous records in whatever media, detailed technical descriptions of the New Technology and witnessed and dated printed copies of computer programs indicating the developers' names and a description of the New Technology. All documentation shall comply with WWAP's requirements as may be modified from time to time. ActivePoint shall provide WWAP with such documentation upon delivery of the New Technology or upon WWAP's request.

      4.7 ActivePoint shall be readily available to update WWAP on the development of the New Technology and more particularly to discuss the nature of all work done by ActivePoint with respect thereto.

      4.8 Contract labour and other third party assistance may be used by ActivePoint to develop the New Technology only if:

            4.8.1 ActivePoint and such third party have executed a valid non-disclosure agreement which names WWAP as the beneficiary of the third party's obligations thereunder; and

            4.8.2 The third party assigns all of his or its interest, rights and ownership in the New-Technology and any Intellectual Property Rights embodied therein to WWAP, such that WWAP would be able to give effect to the provisions of Section 4.11 below.

      4.9 All New Technology developed by ActivePoint under this Agreement including work in progress, prototypes and the like shall be the sole and exclusive property of WWAP.

      4.10 WWAP shall own any and all Intellectual Property embodied in the New Technology, whether or not the New Technology is patentable, copyrightable or susceptible to any other form of legal protection. ActivePoint agrees that all copyrightable works of authorship created or prepared by ActivePoint's employees shall be deemed works made for hire to the benefit of WWAP.

      4.11 ActivePoint hereby assigns and agrees to assign to WWAP all right, title and interest in and to the New Technology, on a world wide basis, including the full and exclusive right to file and prosecute and own all applications for patents, copyright registration, design registration or other Intellectual Property protection covering the New Technology, together with the right of priority and all other rights under any and all international agreements which may be applicable.


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Exhibit 10.2 - Collaboration Agreement

      4.12 ActivePoint shall assist WWAP and cause every person or entity involved in the development of the New Technology to assist WWAP to obtain, maintain and protect the rights of WWAP its nominees and assignees in the New Technology.

      4.13  ActivePoint warrants:

           4.13.1 that to the best of its then existing knowledge neither
                  WWAP's nor ActivePoint's use nor sale of the New Technology or any product embodying the New Technology will constitute an infringement or violation of any Intellectual Property of any third party; and,

           4.13.2 that the tasks and services performed under this Agreement shall be performed in a good and workmanlike manner in accordance with any established professional standards for such tasks and services, and with the best practices in ActivePoint's industry, and that the tasks and services and any reports, drawings, advice or other products of the tasks and services shall comply with all applicable laws, regulations, codes and ordinances.

            In the event of any failure by ActivePoint to comply with the warranties of this Section 4.14, then in addition to exercising any of WWAP's other rights and remedies under this Agreement or otherwise at law, and at no additional expense to WWAP, WWAP may require that ActivePoint: (i) replaces infringing items with a non infringing equivalent or part thereof of equal performance and quality; (ii) modify the infringing items so that they become non infringing, or (iii) perform all necessary tasks and services in accordance to the time frame agreed to by the parties such that ActivePoint may provide a product which conforms to the criteria agreed to by the parties.

5.    DISCLOSURE OF TECHNICAL INFORMATION, ASSISTANCE AND TRAINING

      5.1 From time to time, and in any event promptly upon request from WWAP, ActivePoint shall disclose to WWAP any of its technical information, including any improvements thereto ("TECHNICAL INFORMATION"). Technical Information shall be furnished in the English language and otherwise in form and system of measurements in which it is available to ActivePoint at the time of disclosure.

      5.2 On WWAP's request, ActivePoint shall provide WWAP with technical assistance, training and support, including sending of technical specialists to WWAP's facilities and there making available to WWAP's employees technical assistance relating to the Technical Information and the Products, free of any additional charge, except that any travel and lodging expenses related thereto shall be borne by ActivePoint and reimbursed by WWAP.

      5.3 ActivePoint shall use all reasonable efforts to provide WWAP with any technical support, training and assistance, as requested by WWAP from time to time.

6.    REPRESENTATIONS AND WARRANTIES

The parties hereto each represent and warrant as follows:


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Exhibit 10.2 - Collaboration Agreement

      6.1 Each party is duly organized and validly existing under the laws of the state of its incorporation. Each party has all requisite corporate power and authority to carry on its business as currently conducted and to own its properties.

      6.2 Each party has at all times carried on its business and affairs in all material respects in accordance with its organizational documents, and has been granted and there are now in force all necessary approvals, consents and licenses for the carrying on of its business in the places and in the manner in which it is now carried on or proposed to be carried on. Each party is not aware of any circumstances which evidence or indicate that any such approvals, consents or licenses are likely to be suspended, cancelled or revoked or not renewed in the ordinary course.

      6.3 Each party has conducted its business in all material respects in accordance with all applicable laws and regulations of the countries in which it has conducted its business and there is no violation or default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental agency which could have an adverse effect upon such party's business.

      6.4 Except as set forth in SCHEDULE 6.4, attached hereto, there is no outstanding or, to the best of such party's knowledge, threatened order, writ, injunction, or decree of any court, governmental agency or arbitration tribunal against such party affecting, involving or relating to such party or its business.

      6.5 Each party has all requisite power and authority to execute, deliver, and perform this Agreement. This Agreement is the legal, valid, and binding obligation of such party, and is enforceable as to such party in accordance with its terms.

      6.6 All necessary corporate proceedings of each party have been duly taken to authorize the execution, delivery, and performance of this Agreement.

      6.7 No approval, authorization, consent, permission or waiver to or from, or notice, filing or recording to or with, any person or governmental authority is necessary for the execution, delivery and performance of this Agreement.

      6.8 Compliance with the terms of this Agreement will not constitute a breach of any contract to which any of the parties is a party, will not cause such party to lose any interest in or the benefit of any asset, right, license or privilege it presently owns or enjoys, will not result in any present or future indebtedness of such party becoming due prior to its stated maturity and will not give rise to or cause to become exercisable any option or right of pre-emption.

      6.9   ActivePoint represents and warrants as follows:

            6.9.1 ActivePoint has good, valid, subsisting, unexpired and enforceable title to, free and clear of all Security Interests, or otherwise possesses adequate and exclusive rights to use, all of the Licensed Intellectual Property.

            6.9.2 ActivePoint has taken and will take reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other Technical Information. No employee, director or


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Exhibit 10.2 - Collaboration Agreement

                  shareholder of ActivePoint or former employer of any such employee, director or shareholder of ActivePoint has any rights to processes, systems and techniques used or contemplated to be used by ActivePoint.

            6.9.3 To the best of ActivePoint's knowledge, The Licensed
                  Intellectual Property has not infringed and will not infringe upon any intellectual property rights of others and the use of such Licensed Intellectual Property will not constitute an infringement, misappropriation or misuse of any intellectual property rights of any third party. No person has the right to assert any claim regarding the use of, or challenging or questioning ActivePoint's right or title in any of the Licensed Intellectual Property.

            6.9.4 To the best of ActivePoint's knowledge, no third party has infringed upon any intellectual property rights of ActivePoint.

            6.9.5 There are no outstanding options, licenses or agreements of any kind relating to the Licensed Intellectual Property, nor is ActivePoint bound by or a party to any options, licenses or agreements of any kind with respect to the Licensed Intellectual Property. ActivePoint has not granted, transferred, or assigned any ownership right, title or interest in the Licensed Intellectual Property to any Person.

7.    INDEMNIFICATION

      Each party ("INDEMNIFYING PARTY") shall indemnify, defend, and hold harmless the other party hereto and its respective successors and assigns and the directors, officers, employees, and agents ("INDEMNIFIED PARTY"), from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "LOSS" or "LOSSES"), asserted against, resulting to, imposed upon, or incurred by such Indemnified Party, directly or indirectly, by reason of, resulting from, or arising in connection with any breach, falsity, omission or failure of any of the representations, warranties, undertakings or covenants of the Indemnifying Party contained herein, PROVIDED THAT, the Indemnified Party: (i) promptly informs the Indemnifying Party of such claim; (ii) allows the Indemnifying Party to assume the defense of such claim; and (iii) provides the Indemnifying Party the required assistance in the defense of such claim, at the Indemnifying Party's expense.

8.    CONFIDENTIALITY AND NON COMPETITION

      8.1 Any party receiving Confidential Information licensed or disclosed hereunder ("RECEIVING PARTY"), shall, and shall use its best efforts to cause its respective personnel and agents to, hold in strict confidence, not disclose to any Person and not use in any manner whatsoever without any Confidential Information disclosed by the party disclosing the Confidential Information ("DISCLOSING PARTY"), without the prior written consent of the Disclosing Party, except:
            (1) to the extent that such Confidential Information is disclosed in accordance with the provisions of this Agreement and for the purposes specified herein, in which case Receiving Party shall take reasonable care to limit further use and disclosure for the authorized purpose, (2) to the extent such confidential Information becomes part of the public domain other than as a result of a breach of an obligation to the Disclosing Party not


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Exhibit 10.2 - Collaboration Agreement

            to disclose such Confidential Information, or (3) under operation of law; provided, however, that immediately upon the requirement to disclose Confidential Information the Receiving Party shall provide an urgent notice to the Disclosing Party detailing the nature and purpose of such disclosure and provide all reasonable assistance to enable Disclosing Party to seek and obtain a protective order against such disclosure.

      8.2 ActivePoint agrees that as of the Effective Date and until the expiry of a term of 18 months after this Agreement is terminated pursuant to Section 9 below, it shall not anywhere in the world, directly or indirectly (i) own, invest in, assist in the development of, or have any management role in, any firm, corporation, business or other organization or enterprise engaged, directly or indirectly competing with WWAP's activities related to the Licensed Products, Licensed Intellectual Property and any Products, (ii) solicit for employment any employee of WWAP or any body controlled by WWAP, or
            (iii) interfere with, disrupt or attempt to disrupt the relationship between WWAP or any of its Affiliates, on the one hand, and any of their respective employees, customers or suppliers, on the other hand. If any court determines that the restrictive covenant set forth in this Section 8.2, or any part of such covenant, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.    TERM AND TERMINATION

      9.1 This Agreement shall be effective as of the date hereof and receipt of any approvals required by law, including from any governmental authorities ("EFFECTIVE DATE"). If any required approvals would have not been obtained within 6 months after the execution of this Agreement, either party shall have the right, exercisable thereafter at any time prior to receipt of such approval, to terminate this Agreement by prior written notice to the other party.

      9.2 This Agreement may be terminated by either party by written notice to the other party stating the reasons therefore if:

            9.2.1 Such termination is necessary to comply with any order, decree or request of any authorized governmental authority or of any court, department or agency thereof; or,

            9.2.2 The other party fails or is unable to is perform any material obligation or undertaking to be performed by it under this Agreement, or violates any of the rights granted to it under this Agreement, and the default, inability or violation is not corrected within sixty (60) days after notice specifying the nature thereof and referring to this Section 9.2 is received by such breaching party.

      9.3 All transfers of Intellectual Property, technical information and software from ActivePoint to WWAP under this Agreement, and the License and any other licenses granted to WWAP hereunder, are perpetual and irrevocable, regardless of termination.


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Exhibit 10.2 - Collaboration Agreement

      9.4 The following Sections shall survive termination of this Agreement for any reason whatsoever: 7, 8, reports, 10.

10.   GOVERNING LAW AND DISPUTE RESOLUTION

      This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its conflict of law provision, and the courts of the Tel Aviv and Central Districts of the State of Israel shall have sole jurisdiction over any conflict and/or dispute arising out of, or in connection with, this Agreement.

11.   MISCELLANEOUS

      11.1 This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

      11.2 This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

      11.3 This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Subject to the provisions of this Agreement no party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that WWAP may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases WWAP nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (b) WWAP may create a Security Interest upon its rights and interest hereunder in favour of a financing institution.

      11.4 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      11.5 All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) on the date of delivery, if personally delivered, (b) 5 Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth above, (c) if sent by fax or e-mail - on the date sent, provided that evidence of its receipt is shown. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      11.6 No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising of any prior or subsequent such occurrence.


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Exhibit 10.2 - Collaboration Agreement

      11.7 Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11.8 Each of the parties to this Agreement shall bear his or its own costs and expenses (including legal fees and expenses).

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.


     ACTIVEPOINT LTD.                                 WWAP


     By: /s/ Rhona Morris                             By: /s/ Moshe Ofer
         ----------------                                 --------------
     Title: Business Development                      Title: President



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